Exhibit 99.2

FESTIVAL FUN PARKS, LLC AND PALACE FINANCE, INC. ANNOUNCE RECEIPT OF REQUISITE CONSENTS TO AMEND INDENTURE RELATING TO 10 7/8% SENIOR NOTES

NEWPORT BEACH, CALIFORNIA, January 8, 2008 — Festival Fun Parks, LLC (“Festival”) and Palace Finance, Inc. (“Palace,” and together with Festival, the “Companies”) today announced that as of 5:00 p.m., New York City time, on January 7, 2008, consents (“Consents”) had been delivered by the holders of 99.96% of the Companies’ outstanding 10 7/8% Senior Notes due 2014 (the “Notes”) not held by the Companies or any of their affiliates to amend the indenture relating to the Notes.  The Consents may not be revoked, subject to certain exceptions as set forth in the Companies’ Offer to Purchase and Consent Solicitation Statement, dated December 20, 2007 (the “Offer to Purchase”).

The obligation of the Companies to accept for payment and purchase the Notes that are tendered and pay for the related Consents is conditioned on, among other things, obtaining sufficient financing to repurchase the Notes pursuant to the tender offer and the consent solicitation.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offer and consent solicitation is being made solely in the Offer to Purchase and accompanying Consent and Letter of Transmittal.

Festival and Palace have engaged Merrill Lynch & Co. to act as the dealer manager and solicitation agent for the tender offer and the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Merrill Lynch toll-free at (888) 654-8637 or collect at (212) 449-4914.  Request for copies of the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (866) 952-2200.